Exhibit 10.12

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 6th day of May, 2008, by and among CUSTOM PRODUCTS CORPORATION, a Connecticut corporation (the “Seller”), BOLT TECHNOLOGY CORPORATION, a Connecticut corporation (the “Parent”), and A & A MANUFACTURING CO., INC., a Wisconsin corporation (the “Buyer”). Capitalized terms used, but not otherwise defined herein, shall have the meanings assigned to such terms in Article XII, below.

W I T N E S S E T H:

WHEREAS, the Seller is engaged in the business of manufacturing and selling precision miniature clutches, brakes, motors and other motion control devices (the “Subject Business”);

WHEREAS, the Seller and the Parent desire to sell the Subject Business and all of the assets owned, used or held by the Seller in connection with the Subject Business to the Buyer, and the Buyer desires to purchase the Subject Business and such assets from the Seller, all on the terms and subject to the conditions set forth herein; and

WHEREAS, the Parent holds all of the issued and outstanding capital stock of the Seller and the Parent will benefit financially from the transactions contemplated herein.

NOW, THEREFORE, the Seller, the Parent and the Buyer, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, do hereby promise and agree as follows:

ARTICLE I

Assets to be Purchased

1.1. Subject Assets. Subject to the terms and conditions set forth in this Agreement, the Seller agrees to sell to the Buyer and the Buyer agrees to purchase from the Seller at the Closing, free and clear of all Encumbrances other than the Permitted Encumbrances, all of the Seller’s right, title and interest in and to all of the assets owned, used or held by the Seller in connection with the Subject Business, including, without limitation, each of the following as the same exist on the Closing Date:

(a) All tangible assets of every kind and description, including, without limitation, all fixed assets, machinery, equipment, tools, tooling, molds, leasehold improvements, fixtures, furniture, furnishings, vehicles, computer hardware and software, data processing equipment and other items of a similar character, wherever located, including, without limitation, those items listed on Schedule 1.1(a) attached hereto;

(b) All inventories, wherever located, including, without limitation, all raw materials, work-in-process and finished goods and all such items in transit as of the Closing (collectively, the “Inventory”);

(c) All supplies, packaging materials, marketing and sales literature, advertising matter, consumable materials and other items of similar character;

(d) All books, records, manuals and other similar materials, wherever located and in whatever form they may be maintained, including, without limitation, all sales, account and customer records, personnel and payroll records, purchasing and sale records, vendor lists and related historical information, supplier, manufacturing and quality control records, price lists, correspondence and all research and development files (collectively, the “Records”);

(e) All credits, prepaid expenses, deferred charges, advance payments, security deposits and similar items (collectively, the “Prepaids”);

(f) Except for accounts receivable from the Parent, all accounts receivable, whether billed or unbilled (collectively, the “Accounts Receivable”);

(g) All logos, product specifications, blue-prints, drawings, formulae, patents and any applications therefor, trade names, trademarks, trademark registrations and any applications therefor, copyrights, copyright registrations and any applications therefor, whether issued or pending, including, without limitation, those items listed on Schedule 1.1(g) attached hereto and the names “Custom Products Corporation”, “Polyclutch”, “Polyvolt” and “Puljak” and any derivatives of any of the foregoing, and all inventions, improvements, secret processes, know-how, trade secrets and technical knowledge of the Subject Business;

(h) All backlog of customer orders;

(i) To the extent their transfer is permitted by applicable Law, all Governmental Approvals, and any applications therefor, held by the Seller or used in connection with the Subject Business;

(j) All telephone and facsimile numbers, email addresses, domain names and web sites, including, without limitation, all right, title and interest in and to “www.polyclutch.com” and “www.polyvolt.com”;

(k) All of the Seller’s right, title and interest in, to and under those Contracts set forth on Schedule 1.1(k) attached hereto (collectively, the “Assumed Contracts”), including, without limitation, any right to receive payment for products sold or services rendered by the Subject Business pursuant to the Assumed Contracts and to assert claims and to take other rightful actions in respect of breaches, defaults and other violations of the Assumed Contracts; and

(l) The goodwill, and all other intangible assets not previously referred to in this Paragraph 1.1, of the Subject Business.

All of the assets being purchased by the Buyer as described in this Paragraph 1.1 are hereinafter referred to as the “Subject Assets”.

1.2. Excluded Assets. Notwithstanding the provisions of Paragraph 1.1, above, the Subject Assets shall not include (i) all cash, cash equivalents and marketable securities of the Seller, (ii) the Seller’s corporate minute book and related corporate records, (iii) the general ledger and other accounting records of the Seller, provided, however, that the Subject Assets include software into which the general ledger is incorporated, and (iv) those other assets of the Seller set forth on Schedule 1.2 attached hereto (collectively, the “Excluded Assets”).

ARTICLE II

Purchase Price and Payment

2.1. Purchase Price. The purchase price for the Subject Assets (the “Purchase Price”) shall be an amount equal to the sum of (a) the Cash Purchase Price, subject to adjustment to the Cash Purchase Price after the Closing in the manner set forth in Paragraph 2.3, below, plus (b) the value as of the Closing Date of the Assumed Liabilities, subject to the adjustments stated in Article III, below. The Purchase Price shall be paid by (i) payment of the Cash Purchase Price in the manner set forth in Paragraphs 2.2(a) and 2.3, below, and (ii) assumption by the Buyer of the Assumed Liabilities in the manner set forth in Paragraph 2.2(b), below.

2.2. Payment of Purchase Price. At the Closing, the Buyer shall pay the Purchase Price by:

(a) Delivering to the Seller, by wire transfer of immediately available funds to an account designated in writing by the Seller prior to the Closing, the Cash Purchase Price; and

(b) Executing and delivering to the Seller, in accordance with Paragraph 4.3(c), below, the Assignment and Assumption Agreement.

2.3. Final Cash Purchase Price.

(a) The parties acknowledge and agree that the exact amounts of the Trade Accounts Payable Amount, the Current Asset Amount and the Capital Asset Amount will not be known as of the Closing Date and, as a result, the parties have agreed to consummate the transactions contemplated herein on the basis of a mutually agreed upon estimate of $40,011 for the Trade Accounts Payable Amount (the “Estimated Trade Accounts Payable Amount”), $1,196,951 for the Current Asset Amount (the “Estimated Current Asset Amount”) and $202,438 for the Capital Asset Amount (the “Estimated Capital Asset Amount”). The Estimated Current Asset Amount plus the Estimated Capital Asset Amount minus the Estimated Trade Accounts Payable Amount shall be the “Estimated Net Amount.” The parties further acknowledge and agree that the Cash Purchase Price may need to be adjusted subsequent to the Closing Date on the basis set forth in this Paragraph 2.3. Accordingly, within sixty (60) days following the Closing Date, the Buyer shall prepare and deliver to the Seller a reasonably detailed statement setting forth the Buyer’s calculation of the Trade Accounts Payable Amount, the Current Asset Amount and the Capital Asset Amount (the “Statement”), such calculation to be made on a basis consistent with that used by the Seller to determine the Estimated Net

Amount; provided, however, the Buyer shall have the right to base such calculation on a physical inventory of the Subject Assets. The Buyer’s determination of the Trade Accounts Payable Amount, the Current Asset Amount and the Capital Asset Amount shall be final, conclusive and binding upon the parties for all purposes unless, within thirty (30) days after receipt of the Statement, the Seller notifies the Buyer in writing (the “Dispute Notice”), setting forth in reasonable detail, any dispute with any item contained in the Statement. Any item or amount to which no dispute is raised in the Dispute Notice shall be final, conclusive and binding upon the parties for all purposes. If the Seller timely delivers a Dispute Notice, then the Seller and the Buyer shall attempt to resolve the disputed items. If the Buyer and the Seller are unable to resolve the disputed items within thirty (30) days after the Buyer’s receipt of the Dispute Notice, such disputed items shall be referred to BDO Seidman, LLP (the “Resolving Accounting Firm”); provided, however, that the scope of the engagement of the Resolving Accounting Firm shall be limited to the resolution of the disputed items described in the Dispute Notice, and the recalculation, if any, of the Trade Accounts Payable Amount, the Current Asset Amount and/or the Capital Asset Amount in light of such resolution. The determination of the Resolving Accounting Firm shall be made as promptly as possible and shall be final, conclusive and binding upon the parties for all purposes. The Seller and the Buyer shall each be permitted to submit such data and information to the Resolving Accounting Firm as each deems appropriate. The Seller and the Buyer shall cooperate, and shall cause their respective representatives to cooperate, fully with the Resolving Accounting Firm and its representatives in connection with any engagement of the Resolving Accounting Firm hereunder, including, without limitation, by signing the engagement or retainer letter, if any, reasonably requested by the Resolving Accounting Firm. The Buyer and the Seller shall each bear one half of the expenses and fees incurred by the Resolving Accounting Firm in discharging its duties hereunder.

(b) Once the final Trade Accounts Payable Amount, Current Asset Amount and Capital Asset Amount are determined in accordance with this Paragraph 2.3, then the final Current Asset Amount plus the final Capital Asset Amount minus the final Trade Accounts Payable Amount shall be calculated as the “Final Net Amount,” and if the Final Net Amount is less than the Estimated Net Amount, the Seller shall pay to the Buyer, within five (5) business days following the determination of the Final Net Amount under this Paragraph 2.3, the amount of such difference, by delivery of immediately available funds to the Buyer.

2.4. Allocation of Purchase Price. The parties hereto agree to allocate the Purchase Price, as finally adjusted under Paragraph 2.3, above, among the Subject Assets in accordance with the allocation schedule set forth on Schedule 2.4 attached hereto. The parties hereto agree to report all Tax consequences of the transactions contemplated by this Agreement and make all required submissions to Governmental Bodies in a manner consistent with such allocation schedule.

ARTICLE III

Assumption of Liabilities

As partial consideration for the Subject Assets, the Buyer shall assume all obligations under and satisfy as the same shall become due (i) all of the liabilities and obligations of the Seller which accrue after the Closing Date under the Assumed Contracts, (ii) except for accounts payable to the Parent, the Seller’s trade accounts payable as of or after the Closing Date, (iii) all liabilities to fulfill outstanding customer orders of the Subject Business, (iv) all liabilities to customers of the Subject Business arising under written warranty agreements, (v) all liabilities to employees of the Subject Business arising under the Seller’s vacation policies and practices, (vi) all accrued commissions relating to the sales representative agreements which are Assumed Contracts and which are identified in Sections 3 and 5 of Schedule 1.1(k), and (vii) accrued Taxes relating to the Leased Real Property (collectively, the “Assumed Liabilities”); provided, however, (A) with respect to the vacation accrual liabilities identified in clause (v), above, a corresponding adjustment to the Purchase Price shall be made to reflect the Buyer’s assumption of such liabilities, (B) with respect to the commission accrual liabilities identified in clause (vi), above, a corresponding adjustment to the Purchase Price shall be made to reflect the Buyer’s assumption of such liabilities, and (C) with respect to the accrued Taxes identified in clause (vii), above, a credit against the Purchase Price shall be made to reflect the Buyer’s assumption of such liability. Except for the Assumed Liabilities, the Buyer shall not be obligated under, nor shall the Buyer assume or be or become liable for, any obligation, Contract, Environmental Claim, debt, liability, cost or expense of or relating to the Seller, the Parent, the Subject Business or any of the Excluded Assets the basis for which exists on or before the Closing Date (collectively, the “Excluded Liabilities”). The Seller and the Parent jointly and severally covenant and agree to pay and discharge when due all of the Excluded Liabilities.

ARTICLE IV

Closing

4.1. Time and Place of Closing. The Closing shall be held at such place as the parties shall mutually agree on June 2, 2008, to be effective as of May 31, 2008 (May 31, 2008 to be the “Closing Date”) or on such other date as the parties shall mutually agree; provided, however, the parties agree that the Closing may be consummated by facsimile or electronic transmission or through the use of mail or overnight delivery service.

4.2. Conditions Precedent to Buyer’s Obligation. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction as of the Closing of each of the following conditions:

(a) Subject to the provisions of Article VIII, below, the respective warranties and representations of the Seller and the Parent made in this Agreement shall be true and correct in all respects as of the date hereof and on and as of the Closing Date as though made on and as of the Closing Date; the Seller and the Parent shall have performed in all respects the respective covenants of the Seller and the Parent contained in this Agreement required to be performed on or prior to the Closing Date; and the Seller and the Parent shall have delivered to the Buyer a certificate dated the Closing Date and signed by a duly authorized representative of the Seller and a duly authorized representative of the Parent confirming the foregoing (the “Seller’s Bring-Down Certificate”).

(b) The Consents and Governmental Approvals listed on Schedule 4.2(b) attached hereto, each in a form reasonably satisfactory to the Buyer, shall have been received by the Buyer on or before the Closing. The Buyer, the Seller and the Parent agree to cooperate with each other in connection with obtaining such Consents and Governmental Approvals.

(c) No Proceeding shall have been instituted or threatened which seeks to enjoin, restrain or prohibit, or which questions the validity or legality of, any of the transactions contemplated by this Agreement or which otherwise seeks to affect or could affect any of the transactions contemplated hereby or impose Losses upon any party hereto if any such transactions are consummated.

(d) An employment agreement between the Buyer and each of Gerald Shaff, Elizabeth Bacon and Philip Bacon, each in a form reasonably satisfactory to the Buyer (the “Employment Agreements”), duly executed by Gerald Shaff, Elizabeth Bacon and Philip Bacon, shall have been received by the Buyer on or before the Closing.

(e) The Seller or the Parent, as the case may be, shall have delivered to the Buyer each of the following:

(i) A bill of sale, certificate of title and such other instruments of conveyance requested by the Buyer, each in a form reasonably satisfactory to the Buyer, duly executed by the Seller;

(ii) Possession and control of the Subject Assets, free and clear of all Encumbrances other than the Permitted Encumbrances;

(iii) An assignment of the lease between Walter H. Bacon and the Seller for the North Haven, Connecticut real property and improvements located thereon occupied and used by the Seller, in form and substance acceptable to the Buyer, duly executed by the Seller;

(iv) An assignment and assumption agreement, in form and substance acceptable to the Buyer (the “Assignment and Assumption Agreement”), duly executed by the Seller;

(v) A certificate from the corporate Secretary or other duly authorized officer of the Seller, in a form reasonably satisfactory to the Buyer, setting forth resolutions of the Parent and the Board of Directors of the Seller, authorizing the execution, delivery and performance by the Seller of this Agreement and the Seller Ancillary Documents, and the taking by the Seller of any and all actions deemed necessary or advisable to consummate the transactions contemplated hereby and thereby;

(vi) A copy of the Seller’s Articles of Incorporation, as amended, certified by the Connecticut Secretary of State no earlier than ten (10) business days prior to the Closing Date;

(vii) A good standing certificate for the Seller issued by the Connecticut Secretary of State no earlier than ten (10) business days prior to the Closing Date;

(viii) With regard to the Leased Real Property, the appropriate property transfer form (i.e., Form I, II, III or IV) and requisite accompanying documentation as specified in Connecticut General Statutes Section 22a-134a (the “Property Transfer Act”) which has been signed by the Seller and which identifies the Seller as the “certifying party” within the meaning of the Property Transfer Act shall be provided to the Buyer and shall also have been submitted to the Connecticut Department of Environmental Protection;

(ix) A patent assignment, in form and substance acceptable to the Buyer (the “Patent Assignment”), duly executed by the Seller;

(x) A trademark assignment, in form and substance acceptable to the Buyer (the “Trademark Assignment”), duly executed by the Seller;

(xi) An agreement on the terms set forth on Schedule 4.2(xi) and otherwise reasonably acceptable to the Parent and the Buyer (the “Services Agreement”), duly executed by the Parent pursuant to which the Buyer may purchase from the Parent machining and assembly services for up to six months after the Closing with respect to the “Puljak” product currently produced and sold by the Seller; and

(xii) Appropriate executed originals of an amendment to the Seller’s Articles of Incorporation changing the Seller’s legal name from “Custom Products Corporation” to a name which is substantially different therefrom and not deceptively similar thereto; provided, that such executed documents shall be in such number and in such form as is required for effective filing with the Connecticut Secretary of State; provided, further, that the Seller shall also pay any filing or recording fees necessary for the effective filing of such documents with the Connecticut Secretary of State.

If any of the foregoing conditions to the Closing shall not have been satisfied on or prior to the Closing, the Buyer may elect to (i) terminate this Agreement pursuant to Paragraph 11.1(a), below, or (ii) waive any such unsatisfied condition and consummate the transactions contemplated by this Agreement despite such failure.

4.3. Conditions Precedent to Seller’s and Parent’s Obligations. The obligations of the Seller and the Parent to consummate the transactions contemplated by this Agreement is subject to the satisfaction as of the Closing of each of the following conditions:

(a) The warranties and representations of the Buyer made in this Agreement shall be true and correct in all respects as of the date hereof and on and as of the Closing

Date as though made on and as of the Closing Date; the Buyer shall have performed in all respects the covenants of the Buyer contained in this Agreement required to be performed on or prior to the Closing Date; and the Buyer shall have delivered to the Seller a certificate dated the Closing Date and signed by a duly authorized representative of the Buyer confirming the foregoing (the “Buyer’s Bring-Down Certificate”).

(b) No Proceeding shall have been instituted or threatened which seeks to enjoin, restrain or prohibit, or which questions the validity or legality of, any of the transactions contemplated by this Agreement or which otherwise seeks to affect or could affect any of the transactions contemplated hereby or impose Losses upon any party hereto if any such transactions are consummated.

(c) The Buyer shall have delivered to the Seller each of the following:

(i) The Cash Purchase Price, in the manner described in Paragraph 2.2(a), above;

(ii) The Buyer’s Bring-Down Certificate, duly executed by an authorized representative of the Buyer;

(iii) The Employment Agreements, duly executed by the Buyer;

(iv) The Assignment and Assumption Agreement, duly executed by the Buyer;

(v) A certificate of status for the Buyer issued by the Wisconsin Department of Financial Institutions no earlier than ten (10) business days prior to the Closing Date;

(vi) The Patent Assignment, duly executed by the Buyer;

(vii) The Trademark Assignment, duly executed by the Buyer; and

(viii) The Services Agreement, duly executed by the Buyer.

If any of the foregoing conditions to the Closing shall not have been satisfied on or prior to the Closing, the Seller and the Parent may elect to (i) terminate this Agreement pursuant to Paragraph 11.1(b), below, or (ii) waive any such unsatisfied condition and consummate the transactions contemplated by this Agreement despite such failure.

ARTICLE V

Joint and Several Warranties and Representations of Seller and Parent

5.1. Joint and Several Warranties and Representations. Except as set forth in the disclosure schedule attached hereto (the “Disclosure Schedule”), the Seller and the Parent hereby jointly and severally warrant and represent to the Buyer, which warranties and representations shall survive the Closing Date for the periods set forth in Paragraph 5.2, below, as follows:

5.1.1. Corporate Matters. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Connecticut. The Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Connecticut. The Seller has the corporate power and authority to own or lease its properties and assets, including, without limitation, the Subject Assets, and to carry on all business activities now conducted by the Seller, including, without limitation, the Subject Business. The Seller is duly qualified and in good standing (or comparable status) in each jurisdiction in which the nature of the Subject Business or the ownership, leasing or holding of the Subject Assets is such that a failure to qualify would have a Material Adverse Effect. Attached to the Disclosure Schedule is a true, correct and complete list of all states in which the Seller is qualified to do business as a foreign corporation.

5.1.2. Capitalization. The Parent holds all of the issued and outstanding capital stock of the Seller of whatever class, series or designation. There are no outstanding options, warrants, subscriptions, convertible or exchangeable securities or other agreements pursuant to which the Seller is obligated to issue, sell, purchase, retire or redeem any shares of its capital stock.

5.1.3. Authority. Each of the Seller and the Parent has the corporate power and authority to enter into this Agreement and the Seller Ancillary Documents to which it is a party, and to consummate the transactions contemplated hereby or thereby. The execution, delivery and performance by the Seller and the Parent of this Agreement and the Seller Ancillary Documents to which it is a party have been approved by the Parent and the Board of Directors of the Seller and in accordance with all other necessary corporate action. This Agreement and the Seller Ancillary Documents to which the Seller or the Parent is a party are and shall constitute the valid and legally binding obligations of the Seller and the Parent, enforceable against each of them in accordance with their respective terms.

5.1.4. No Conflict. The execution and delivery of this Agreement and the Seller Ancillary Documents by the Seller and the Parent do not, and the consummation of the transactions contemplated hereby or thereby and compliance with the terms hereof or thereof by the Seller and the Parent will not (a) conflict with or result in any breach or violation of (i) any provision of the Articles of Incorporation of the Seller, the Articles of Incorporation of the Parent, the By-Laws of the Seller, the By-Laws of the Parent, or any other constituent or governing agreement, instrument or document of the Seller or the Parent, or (ii) any Law or Order applicable to the Seller, the Parent, the Subject Business or any of the Subject Assets, or (b) violate or conflict with, or result in a breach or default under, or result in the imposition of any Encumbrance upon any of the Subject Assets pursuant to, or require a consent, notice or waiver under the provisions of or result in the acceleration of any of the provisions of, any Assumed Contract to which the Seller or the Parent is a party or is subject or which affects the Subject Business or any of the Subject Assets. No Governmental Approval from, or registration, declaration or filing by the Seller or the Parent with, any Governmental Body or other third Person (except to the extent necessitated by the nature of the Buyer’s affiliates or business) is required to be obtained or made by the Seller or the Parent in connection with such party’s execution and delivery of this Agreement and the Seller Ancillary Documents to which the Seller or the Parent is a party or the consummation or performance by such party of any of the transactions contemplated hereby or thereby.

5.1.5. Documentation. The Records are true, correct and complete and have been maintained in all material respects in accordance with sound business practices.

5.1.6. Title To and Condition of Subject Assets. The Seller has good and marketable title to all of the Subject Assets, tangible and intangible, free and clear of all Encumbrances whatsoever, other than those Encumbrances set forth on the Disclosure Schedule (collectively, the “Permitted Encumbrances”). The Disclosure Schedule lists the location of all Subject Assets, including all of the Inventory and the Records. The Subject Assets constitute all of the assets owned by the Seller and/or used in the Subject Business, except for the Excluded Assets. All of the tangible personal property included in the Subject Assets is: (i) taking into account the age of the tangible personal property, in good operating condition, working order and repair and with no defects, ordinary wear and tear excepted; (ii) maintained in accordance with sound maintenance practices; and (iii) in the Seller’s possession or control. The Subject Assets are sufficient for the operation of the Subject Business in the Ordinary Course of Business based on current levels of operation. To the Seller’s Knowledge, the condition of the Subject Assets conforms in all material respects with all applicable Laws. There is no Contract, including any option, right of first refusal or other right of any Person, binding upon or which at any time in the future may become binding upon the Seller or the Parent to sell, transfer, assign, pledge, bequeath, charge, mortgage or in any other way dispose of or subject to any other Encumbrance any of the Subject Assets, other than as contemplated by this Agreement and the Ancillary Documents. Any leased personal property included within the Subject Assets is in the condition required of such property by the terms of the lease applicable thereto. Except for the Seller’s interest and the Parent’s ownership interest in the Seller, neither the Parent nor any Affiliate of the Seller or the Parent has or has had any interest in any right, property or asset owned, used or required by the Seller in the operation of the Subject Business, including any of the Subject Assets.

5.1.7. Inventory. The amount of Inventory on hand: (i) is sufficient for the operation of the Subject Business in the Ordinary Course of Business based on current levels of operation; (ii) has been purchased in the Ordinary Course of Business consistent in quantity and quality with past practices of the Subject Business; and (iii) with respect to Inventory on hand that is reflected on the Seller’s most recent Financial Statements, such Inventory is not obsolete and is of a quality and quantity usable and salable in the Ordinary Course of Business. No write-down of Inventory has been made during the past three (3) years.

5.1.8. Accounts Receivable. The Accounts Receivable arose from bona fide transactions in the Ordinary Course of Business and, to the Seller’s Knowledge, are good and collectible within three (3) months after the Closing Date in the Ordinary Course of Business at the aggregate recorded amount thereof, subject to customary trade discounts and to the reserves, if any, for slow or uncollectible accounts set forth on the Seller’s most recent monthly Financial Statements. All Accounts Receivable arose from transactions for which the Seller has genuine invoices, shipping documents or an otherwise valid and legally binding Contract of the obligor named therein and reflect a binding and unconditional obligation of such obligor to pay on the date specified therein. To the Seller’s Knowledge, there is no contest, claim or right of set-off, other than returns made in the Ordinary Course of Business, relating to the amount or validity of any Accounts Receivable.

5.1.9. Real Property.

(a) The Disclosure Schedule contains a true, correct and complete list and description of all real property leased by the Seller (collectively, the “Leased Real Property”), indicating the Person(s) from whom such Leased Real Property is currently being leased.

(b) The Seller’s use and occupancy of the Leased Real Property is not in violation of any Law, Order or Governmental Approval applicable thereto in such a way that could result in a Material Adverse Effect.

(c) The Disclosure Schedule lists each Real Property Lease. Each Real Property Lease is in full force and effect and is the valid and legally binding obligation of the Seller and, to the Seller’s Knowledge, the other parties named therein. No Real Property Lease has been amended, supplemented, modified, assigned, encumbered, terminated or cancelled as of the date hereof. Neither the Seller nor, to the Seller’s Knowledge, any other party to a Real Property Lease, has breached or is in default under such Real Property Lease and no notice of breach or default under such Real Property Lease has been given or received by the Seller or the Parent. No condition exists which, but for the giving of notice, the passage of time, or both, would constitute a default under any Real Property Lease.

5.1.10. Proceedings; Orders. There is no Proceeding pending or, to the Seller’s Knowledge, threatened against the Seller or the Parent with respect to the Subject Assets and/or the Subject Business. To the Seller’s Knowledge, no event has occurred or circumstances exist that may give rise or serve as a basis for the commencement of any such Proceeding. Neither the Seller nor the Parent is subject to any Order which would limit or restrict such party’s right to enter into and carry out this Agreement or any of the Seller Ancillary Documents to which the Seller or the Parent is a party or to consummate or perform the transactions contemplated hereby or thereby or which would otherwise adversely affect the Subject Business or any of the Subject Assets.

5.1.11. Intellectual Property.

(a) The Disclosure Schedule lists: (i) all United States of America (“U.S.”) and foreign issued design patents and utility patents, and all pending applications relating to any inventions, and all reissues, divisions, continuations-in-part and extensions of them; (ii) all registered trademarks, registered service marks, trademark and service mark applications, together with all unregistered trademarks and service marks, trade names, trade dress, logos and designs which are material to the Subject Business; and (iii) all registered U.S. copyrights and copyright applications and all renewals and extensions owned by the Seller or used in the Subject Business or in which the Seller has an interest and the nature of such interest (items (i) through (iii), above, shall be collectively referred to hereinafter as “Intellectual Property”). The Seller has delivered to the Buyer true, correct and complete copies of all written documentation evidencing ownership and prosecution (if applicable) of each item of Intellectual Property.

(b) The Disclosure Schedule lists: (i) all Contracts granted by the Seller or the Parent which create rights in any third Person regarding any item of Intellectual Property (other than licenses or rights to use granted to customers as part of the Seller’s standard terms of sale in the Ordinary Course of Business); and (ii) all Contracts granted to the Seller which create rights in the Seller regarding any intellectual property owned by any third Person, including, without limitation, trademarks, patents, copyrights, trade secrets and know-how, other than “off the shelf” software and similar licenses (hereinafter collectively referred to as “Licenses”).

(c) (i) The Seller is the sole and exclusive owner, free and clear of all Encumbrances other than the Permitted Encumbrances, of all right, title and interest in each item of Intellectual Property and the Seller has the absolute right to use and assign those rights without seeking the approval or consent of any third Person, without providing notice to any third Person, and without making any payment or providing other consideration to any third Person; (ii) each registration and application for each item of Intellectual Property is in full force and effect; (iii) except for trade secrets and know-how and other assets included in the Subject Assets, there are no other items of intellectual property that are owned by the Seller or material to the Subject Business; (iv) there are no claims addressed to the Seller or the Parent or pending Proceedings or, to the Seller’s Knowledge, threatened claims by any Person relating to the use by the Seller of any item of Intellectual Property or challenging the Seller’s ownership of the same; (v) no item of Intellectual Property is subject to any Order or Contract limiting the scope or use of such Intellectual Property or declaring any of such Intellectual Property abandoned; (vi) to the Seller’s Knowledge, there are no infringing or diluting uses of any item of Intellectual Property and no Proceedings are pending or, to the Seller’s Knowledge, threatened concerning the possibility of any such infringing or diluting use; and (vii) except for Licenses, neither the Seller nor the Parent has granted any Contract or other right to any third Person to use any item of Intellectual Property.

(d) To the Seller’s Knowledge, the Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third Persons and neither the Seller nor the Parent has received any charge, complaint, claim, or notice alleging any such interference, infringement, misappropriation or violation.

5.1.12. Financial Statements. The Financial Statements attached to the Disclosure Schedule are true, correct and complete and fairly represent the financial condition of the Subject Business on the dates designated therein and the results of operations for the periods designated therein and were prepared in accordance with GAAP (except for federal and state Taxes based on income) subject to inter-company adjustments and, in the case of interim financial statements, to appropriate year-end adjustments and the absence of footnotes. There has been no Material Adverse Effect since June 30, 2007.

5.1.13. Taxes. All Tax Returns, reports and forms required to be filed on or prior to the date hereof have been timely filed and accurately reflect the Tax liability of the Seller. As of the date hereof, no currently outstanding extensions of time within which to file any Tax Return have been requested by the Seller and no deadline for filing any such Tax Return has been extended or waived. All Taxes and withholding amounts due and payable on or prior to the date hereof (whether or not reflected on any Tax Return) have been paid in full on or prior to the date hereof. No Tax deficiencies have been proposed or assessed against the Seller. There are no pending or, to Seller’s Knowledge, threatened Proceedings for or relating to any liability in respect of Taxes and there are no matters under discussion with any Governmental Body or arbitrator with respect to Taxes that are likely to result in an obligation by the Seller to pay any additional amount of Taxes. No Encumbrances relating to Taxes (other than for current Taxes not yet due and payable) have been filed against the Seller. The Seller has made, or will make as of the Closing, all filings necessary to make the transactions contemplated by this Agreement exempt from sales, document, transfer or similar Taxes and in the event that any such Tax arises as a result of any of such transactions, the Seller shall promptly pay such Taxes.

5.1.14. Undisclosed Commitments or Liabilities. There are no commitments, liabilities or obligations relating to the Seller or the Subject Business, whether accrued, absolute, contingent or otherwise, for which adequate provisions have not been made on the Financial Statements, except those commitments, liabilities or obligations incurred in or as a result of the Ordinary Course of Business since June 30, 2007 (none of which ordinary course commitments, liabilities or obligations have had or could have a Material Adverse Effect).

5.1.15. Contracts; Assumed Contracts. The Disclosure Schedule sets forth a true, correct and complete list of all of the following with respect to which the Seller is a party or by which the Seller, the Subject Business or the Subject Assets is bound: (i) all purchase and sales orders not in the Ordinary Course of Business and all purchase and sales orders in excess of $10,000 existing as of the date hereof; (ii) all arrangements or agreements, whether written or oral, between the Seller and the Parent or any Affiliate of the Parent; (iii) loan agreements, supply agreements, sole source arrangements, security agreements, notes, guarantees, mortgages, licenses, technology agreements, royalty agreements, licensing agreements, construction permits, leases, employment agreements, compensation agreements, covenants not to compete, confidentiality agreements, commission agreements, sales representative, distributorship or marketing agreements, employee benefit plans, profit sharing plans, group insurance, bonus plans or other Contracts (excluding purchase and sales orders if already disclosed pursuant to clause (i), above) made in the Ordinary Course of Business for an amount greater than $10,000 or with a term extending more than sixty (60) days from the date hereof; and (iv) all other Contracts not made in the Ordinary Course of Business. True, correct and complete copies (or memoranda describing each with respect to oral Contracts) of each Contract set forth on the Disclosure Schedule, and all amendments and modifications thereto and supplements thereof, have been delivered to the Buyer prior to the date hereof. Except for the Assumed Contracts and the Assumed Liabilities, the Buyer shall not assume and shall have no right under or liability or obligation for or in respect of, any other Contract which relates to the Seller, the Subject Business or any of the Subject Assets. Each Assumed Contract is and will continue to be immediately after the Closing valid, binding and in full force and effect in accordance with its terms as against the Seller and, to the Seller’s Knowledge, as against the other party thereto. Neither the Seller nor, to the Seller’s Knowledge, any other party to an Assumed Contract has breached or is in default under such Assumed Contract (with or without the lapse of time, the giving of notice, or both). Neither the Seller nor the Parent has given or received any notice or other communication regarding any actual, alleged or potential violation or breach of, or default under, any Assumed Contract or any termination or potential termination thereof and there are no present renegotiations of or attempts to renegotiate any amounts paid or payable under any Assumed Contract. No Assumed Contract has been amended, modified or supplemented (whether orally or in writing) from its original terms. Except as set forth on the Disclosure Schedule, each Assumed Contract is assignable by the Seller to the Buyer at the Closing without obtaining any consent or waiver from, or providing any notice to, any third Person and without causing the acceleration of any provision under such Assumed Contract.

5.1.16. Products. No claim for product liability has been asserted against the Seller with respect to the Subject Business during the five (5) year period immediately preceding the date hereof and, to the Seller’s Knowledge, no event has occurred or circumstance exists which may give rise to the assertion of any such claim. To the Seller’s Knowledge, there is no deficiency or inadequacy in the design, manufacture or labeling of any of the products of the Subject Business which may result in any product liability claim. All products sold by the Subject Business have been designed, manufactured and labeled in compliance with all applicable Laws and manufacturing, quality control and labeling standards and procedures. There have been no recalls with respect to products sold by the Seller.

5.1.17. Product and Service Warranties. All products sold and services provided by the Subject Business (and, as applicable, the delivery thereof) prior to the date hereof have been sold or provided, as the case may be, in conformity with all applicable contractual commitments and all expressed or implied warranties. No liability or other obligation or damages, including any obligation to repair or replace, in respect of any warranty claim exists in connection with the products sold or services provided by the Subject Business, except for any such claims incurred in the Ordinary Course of Business consistent in amount and character with past experience of the Subject Business. There are no standard terms and conditions and purchase and sale orders used in connection with the Subject Business (including warranty provisions).

5.1.18. Employees. The Disclosure Schedule contains:

(a) A list of all employee handbooks and/or manuals relating to the employees of the Seller, true, correct and complete copies of which have been delivered to the Buyer; and

(b) A list of all employees of the Seller, together with their job descriptions, rates of salary, wages or commissions, vacation benefits and accrual rates, and each bonus, deferred compensation, incentive compensation, severance or termination pay agreement or employment benefit applicable to each such employee.

5.1.19. Labor Practices. With respect to the employees of the Seller:

(a) To the Seller’s Knowledge, the Seller is in compliance with all applicable Laws relating to employment discrimination, employee welfare and labor standards, including, without limitation, the Federal Fair Labor Standards Act and the rules and regulations promulgated thereunder, each as amended to date. There is no basis for any claim by any past or present employee of the Seller that such employee was subject to a wrongful discharge or any employment discrimination by the Seller or its management arising out of or relating to such employee’s race, sex, age, religion, national origin, ethnicity, handicap or any other protected characteristic under applicable Law.

(b) To the Seller’s Knowledge, the Seller is in compliance with all applicable Laws relating to the safety of employees or the workplace or relating to the employment of labor, including, without limitation, the Federal Occupational Safety and Health Act and the rules and regulations promulgated thereunder, each as amended to date, and any provisions of such Laws relating to wages, bonuses, collective bargaining, equal pay and the payment of social security, payroll and similar Taxes. No Proceedings are pending or, to the Seller’s Knowledge, threatened, before any Governmental Body or arbitrator relating to labor or employment matters.

(c) The Seller is not a party to any Contract with any union, labor organization, employee group, or other Person which affects the employment of employees of the Seller, including, without limitation, any collective bargaining agreements or labor contracts.

(d) To the Seller’s Knowledge, none of the employees of the Seller are in the process of being organized by or into labor unions or associations. The Seller has not been subject to a strike, slowdown or other work stoppage during the five (5) year period immediately preceding the date hereof and, to the Seller’s Knowledge, there are no strikes, slow-downs or other work stoppages threatened against the Seller.

(e) To the Seller’s Knowledge, no key employee or group of employees has expressed plans to terminate employment with the Seller prior to the date hereof or to not accept an offer of employment, if any were to be offered, with the Buyer.

5.1.20. Plans; ERISA.

(a) The Disclosure Schedule lists all of the Seller’s bonus, deferred or incentive compensation, profit sharing, retirement, vacation, sick leave, hospitalization, health, cafeteria, insurance, disability, stock option, severance plans and policies, employment policies and all “employee pension benefit plans” (as defined in Section 3(2) of ERISA) or “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) (individually, a “Plan” and collectively, the “Plans”) that are or have been sponsored or contributed to by the Seller, or by any trade or business which is or has been treated as a single employer with the Seller under Sections 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”), for the benefit of an employee or former employee of the Seller or any ERISA Affiliate.

(b) Each such Plan is in material compliance with, and has been administered in accordance with, the provisions of ERISA and the Code applicable to such Plan and all other applicable Laws. The Seller has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each such Plan and no accumulated funding deficiency exists with respect to each such Plan. All contributions required to be made with respect to all Plans on or prior to the date hereof have been timely made. None of the Seller, any ERISA Affiliate, any Plan, or, to Seller’s

Knowledge, any trust or trustee or administrator thereof has (i) engaged in any transaction prohibited by ERISA or the Code, (ii) breached any fiduciary duty owed by it with respect to the Plans described above, or (iii) failed to file and distribute in a timely manner all reports and information required to be filed or distributed in accordance with ERISA.

(c) Neither the Seller nor any ERISA Affiliate has ever maintained, sponsored, participated in or contributed to, or been obligated to contribute to, nor does the Seller or any such ERISA Affiliate have any liability with respect to, any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code. Neither the Seller nor any ERISA Affiliate has ever contributed to, nor does the Seller or any such ERISA Affiliate have any actual or potential liability with respect to, any “multiemployer pension plan” (within the meaning of Section 3(37) of ERISA).

(d) The Seller has provided to the Buyer, or presented to the Buyer’s representatives for their review, true, correct and complete copies of all available documents pursuant to which the Plans are maintained and administered and the most recent applicable annual reports.

(e) No Plan is currently under audit or review by any Governmental Body and, to the Seller’s Knowledge, no such audit or review is threatened. No Proceedings are pending or, to the Seller’s Knowledge, threatened against any Plan.

5.1.21. Events Since June 30, 2007. Since June 30, 2007, the Seller has not suffered any event which has had or would result in a Material Adverse Effect or taken any action outside of the Ordinary Course of Business. Without limiting the general applicability of the foregoing, since June 30, 2007, the Seller has:

(a) Used, preserved and maintained the Subject Assets, individually and in the aggregate, on a basis consistent with past practices;

(b) Maintained all insurance and bonds covering the Seller, the Subject Business or the Subject Assets (including the insurance policies attached to the Disclosure Schedule) in full force and effect;

(c) Continued to purchase raw materials and supplies in accordance with current production schedules for the Subject Business and in quantities and qualities consistent with past practices of the Seller and not in excess of the reasonable requirements of the Subject Business;

(d) Paid all debts and obligations incurred by the Seller in the operation of the Subject Business as the same became due and payable, except to the extent the Seller has contested such debts or obligations in good faith by appropriate Proceedings and has established appropriate reserves therefor; and

(e) Maintained its Records in the usual manner and on a basis consistent with past practices.

Furthermore, from June 30, 2007 to the date hereof, the Seller has not, other than in the Ordinary Course of Business:

(a) Subjected to any Encumbrance any of the Subject Assets;

(b) Sold, transferred, leased or otherwise disposed of any of the Subject Assets;

(c) Suffered any damage, destruction or loss (whether or not covered by insurance) in any single instance in excess of $10,000 or, in the aggregate with other such instances, in excess of $25,000;

(d) Had any material change in its accounting principles, methods or practices, except insofar as may be required by a generally applicable change in GAAP;

(e) Had any material change in the relationship or course of dealing with any party to an Assumed Contract;

(f) Committed any act or omitted to do any act, or permitted any act or omission to act, which has caused or may cause a breach or default under any Assumed Contract or made any modification or amendment to any Assumed Contract or terminated any Assumed Contract;

(g) Changed the Seller’s credit policies or the prices charged for any of the Seller’s products or services, except in accordance with the Seller’s past practices;

(h) Had any labor disputes, disturbances or grievances;

(i) Cancelled, waived, assigned or otherwise transferred any right of the Seller with a value to the Seller equal to or in excess of $10,000;

(j) Entered into any Contract not in the Ordinary Course of Business; or

(k) Agreed or committed, whether orally or in writing, to do any of the foregoing.

5.1.22. Compliance With Environmental Laws.

(a) Except in material compliance with all Environmental Laws, and all Orders and Governmental Approvals applicable thereto (i) there are no and, to the Seller’s Knowledge, there have never been any Hazardous Substances at, on, in, above, under or removed from the Leased Real Property, (ii) there are no and, to the Seller’s Knowledge, there have never been any Hazardous Substances on any property adjacent to the Leased Real Property, including, without limitation, any Hazardous Substances originating or emanating from any other property that are present on, in, above or under the Leased Real Property or Hazardous Substances originating or emanating from the Leased Real Property that are present on, in, above or under any other property, and (iii) no Hazardous Substances have ever been generated, treated, stored, disposed of, handled on, spilled, discharged or released on or removed from the Leased Real Property by the Seller, the Parent or, to the Seller’s Knowledge, any third Person.

(b) None of the Seller, the Parent or, to the Seller’s Knowledge, any current or former owner of the Leased Real Property has received any notice from any Governmental Body or any other third Person of (i) any Hazardous Substances which have been generated, treated, stored, handled or removed from or disposed of on the Leased Real Property, (ii) any Hazardous Substance which has migrated on, in, above, under or to the Leased Real Property from any adjacent property or which has migrated, emanated or originated from the Leased Real Property onto any other property, or (iii) any violation of any actual or potential liability, responsibility or obligation arising out of or relating to any Environmental Law with respect to the Seller or the Leased Real Property.

(c) The Seller has obtained all necessary Governmental Approvals from, made all filings with and provided all notifications to any Governmental Body or other third Person required for the operation of the Subject Business and the use of the Leased Real Property as it is used as of the date hereof by the Seller. The Disclosure Schedule contains a list of all Governmental Approvals held by the Seller relating to any Environmental Law. All Governmental Approvals held by the Seller or used in connection with the Subject Business are fully transferable to the Buyer.

(d) No action concerning any Environmental Law has been taken or, to the Seller’s Knowledge, is currently threatened against the Seller and no action concerning any Environmental Law, to the Seller’s Knowledge, is currently threatened against any current or former owner of the Leased Real Property by any Governmental Body or other third Person.

(e) The Seller and the Subject Assets are and at all times in the past have been in compliance in all material respects with each Environmental Law and with all Governmental Approvals issued, granted, given or otherwise made available by or under the authority of any Governmental Body under any Environmental Law.

(f) Except for filings required under the Property Transfer Act, the consummation of the transactions contemplated by this Agreement do not (i) impose any obligation on the Seller under any Environmental Law, including, without limitation, for the investigation or cleanup of the Leased Real Property, or (ii) require providing notification to or obtaining the consent of any Governmental Body or other third Person pursuant to any Environmental Law.

(g) The Leased Real Property does not contain and, to the Seller’s Knowledge, has never contained any (i) aboveground storage tanks, (ii) asbestos-containing material, polychlorinated biphenyls, radon, or urea formaldehyde foam, (iii) landfill or dumps, (iv) septic systems or wells of any type, or (v) a hazardous waste management facility as defined under the Resource Conservation and Recovery Act of 1976 (as amended by the Hazardous and Solid Waste Amendment of 1984) and the rules and regulations promulgated thereunder, each as amended to date, or any comparable Law.

(h) No action or failure to act by the Seller, the Parent or, to the Seller’s Knowledge, any current or former owner of the Leased Real Property has occurred with respect to the Leased Real Property which, with the passage of time, the giving of notice, or both, would constitute a violation of any Environmental Law or give rise to any Environmental Claim.

(i) The Subject Assets are not required to be upgraded, modified or replaced to be in compliance with any existing Governmental Approval related to any Environmental Law.

5.1.23. Insurance. The Seller maintains policies of fire and casualty, liability and other forms of insurance and bonds in such amounts, with such deductibles, and against such risks and losses as the Seller deems reasonable for the Subject Business and the Subject Assets, individually and in the aggregate. A true and complete list of all such insurance and bonds currently maintained by the Seller is attached to the Disclosure Schedule. The Seller’s comprehensive general liability insurance policy is endorsed so that it covers all occurrences relating to products sold and services provided by the Seller prior to the Closing Date, regardless of when the claim is made. Each such insurance policy and bond is in full force and effect and neither the Seller nor the Parent has received notice of or is otherwise aware of any cancellation or threat of cancellation of any such insurance policy or bond. The Disclosure Schedule sets forth all property damage, personal injury, workers’ compensation, products liability or other claims that have been made against the Seller in the last five (5) years or which are pending or, to the Seller’s Knowledge, threatened against the Seller.

5.1.24. Governmental Approvals. Attached to the Disclosure Schedule is a true, correct and complete list of all Governmental Approvals issued or granted to the Seller which relate to the Subject Business or the Subject Assets, including the Seller’s use or occupancy of the Leased Real Property. The Seller is in compliance with and has all Governmental Approvals required by all applicable Laws in the operation of the Subject Business, except such Governmental Approvals where a failure to comply or to have such Governmental Approvals would not have a Material Adverse Effect, and all such Governmental Approvals are valid, current and effective. Neither the Seller nor the Parent has received any notice that any applicable Governmental Body intends to modify, cancel, terminate or fail to renew any Governmental Approval held by the Seller as a result of the consummation of any of the transactions contemplated by this Agreement or otherwise.

5.1.25. Compliance With Laws and Orders. The operation of the Subject Business and the sale of its products and provision of its services is and has been in compliance in all material respects with all applicable Laws and all Orders. No notice has been issued nor is any Proceeding pending or, to the Seller’s Knowledge, threatened (i) with respect to any alleged violation by the Seller or any employee, agent or representative of the Seller of any applicable Law or Order, or (ii) with respect to any alleged failure to have Governmental Approvals required by applicable Law in connection with the operation of the Subject Business or the ownership or use of the Subject Assets.

5.1.26. Customers; Suppliers. The Disclosure Schedule sets forth, with respect to the last three (3) fiscal years of the Seller and with respect to the year-to-date period ended on April 16, 2008, a list of (i) the dollar amount derived from each of the ten (10) largest (based on dollar amounts purchased from the Seller) customers of the Seller, and (ii) the dollar amount purchased from the ten (10) largest (based on dollar amounts purchased by the Seller) suppliers of the Seller. Neither the Seller nor the Parent has received any notice or indication of the intention of any of the customers, suppliers or other third Persons to material Contracts of the Subject Business, including the Assumed Contracts, to cease doing business or reduce in any material respect the business transacted with the Subject Business or to terminate or modify any Contracts with the Subject Business, including the Assumed Contracts (whether upon consummation of the transactions contemplated by this Agreement or otherwise).

5.1.27. Relationships with Related Persons. Neither the Parent nor any Affiliate of the Parent is party to any Contract with, or has any claim or right against, the Seller, or has owned an equity or any other financial or profit interest in any Person that has (i) had business dealings or a financial interest in any transaction with the Seller, or (ii) engaged in competition with the Seller with respect to any line of products sold or services provided by the Seller.

5.1.28. Territorial Restrictions. Neither the Seller nor the Parent is restricted by any Contract from conducting the Subject Business anywhere in the world. The Buyer, as a result of the consummation of the transactions contemplated by this Agreement, will not become restricted from conducting the Subject Business anywhere in the world.

5.1.29. Brokers; Agents. Neither the Seller nor the Parent has dealt with any agent, finder, broker or other representative in any manner which could result in the Buyer being liable for any fee or commission in the nature of a finder’s fee or originator’s fee in connection with the subject matter of this Agreement and the Ancillary Documents.

5.2. Warranties and Representations Survive Closing. Notwithstanding any investigation by or information supplied to the Buyer, the respective warranties and representations of the Seller and the Parent contained in this Agreement, the schedules attached hereto, including the Disclosure Schedule (as supplemented pursuant to Paragraph 8.2, below), each Seller Ancillary Document or in any writing to be furnished pursuant hereto shall be true and correct on the Closing Date and shall survive the Closing Date: (i) as to the warranties and representations contained in the first sentence of Paragraphs 5.1.6 and 5.19(b), above (but, with respect to Paragraph 5.19(b), only as such warranties and representations relate to the payment of social security, payroll and similar Taxes), clause (i) of Paragraph 5.1.11(c), above, the first three sentences of Paragraph 5.1.1, above, and all of Paragraph 5.1.3, above, indefinitely; (ii) as to the warranties and representations contained in all of Paragraph 5.1.4, above, for five (5) years; (iii) as to the warranties and representations contained in the first sentence of Paragraphs 5.1.10 and 5.1.25, above, and all of Paragraphs 5.1.13, 5.1.20 and 5.1.22, above, for the same period as the statute of limitations applicable thereto plus ninety (90) days; and (iv) as to all other warranties and representations, for eighteen (18) months. Except for the warranties and representations specified in clause (i) of this Paragraph 5.2, each of which shall survive the Closing indefinitely, any claim by the Buyer for indemnification under clause (i) of Paragraph 10.1, below, made in writing prior to the expiration of the survival period applicable thereto, and the rights of indemnity with respect thereto, shall survive such expiration until resolved or judicially determined; and any such claim not so made in writing prior to the expiration of such applicable survival period shall be deemed to have been waived.

5.3. Seller’s Knowledge. For those warranties and representations set forth in this Article V which are subject to the qualification “to the Seller’s Knowledge,” the Seller and the Parent shall be deemed to have knowledge of a matter if (i) any member of the senior management of the Seller, consisting of Gerald Shaff, Susan Peck, Elizabeth Bacon or Philip Bacon, has actual knowledge of such matter, or (ii) such matter has come, or should reasonably be expected to have come, to the attention of any of the Persons referred to in clause (i) of this Paragraph 5.3 if such individual had conducted a reasonable due diligence review of the Subject Business and the Subject Assets, including reasonable inquiries to key personnel and a review of, and discussions with key personnel regarding, the books, records and operations of the Subject Business and the Subject Assets relating to the matters set forth in such warranties and representations.

ARTICLE VI

Joint and Several Covenants of Seller and Parent

The Seller and the Parent jointly and severally covenant and agree as follows:

6.1. Conduct of Subject Business in Ordinary Course. Until the Closing, the Seller shall use, and the Parent shall cause the Seller to use, its commercially reasonable efforts to carry on the Subject Business diligently and substantially in the manner as heretofore conducted, and shall not make or initiate any unusual or novel methods of purchase, sale, management, accounting or operation, or make any adjustments in the pricing or advertising of its products or services not consistent with the past practices of the Seller. The Seller shall use, and the Parent shall cause the Seller to use, its commercially reasonable efforts to preserve for the Buyer the organization of the Subject Business as it exists on the date hereof, including all key employees and the Seller’s relationship with suppliers, customers and advertisers and others having business relations with the Subject Business.

6.2. Employees. The Seller will terminate the employment of all of the employees of the Subject Business as of the Closing Date. The Buyer may, but will not be obligated to, offer employment to any or all of the employees of the Subject Business. The Seller and the Parent will provide reasonable assistance, to the extent requested, to the Buyer in retaining those employees of the Subject Business whom the Buyer elects to hire in connection with the operation of the Subject Business subsequent to the Closing. The Buyer shall not have any liability or obligation under any Contract of the Seller or the Parent with employees of the Subject Business, including, without limitation, any benefit plan or program maintained by the Seller for employees of the Subject Business (including any of the Plans). With respect to the employees of the Subject Business (whether or not hired by the Buyer on or after the Closing Date), the Seller shall retain responsibility for and shall pay when due any and all costs, including wages, benefits, employment-related Taxes, health care costs, severance and other termination-related costs, and any other employment-related costs relating to the period during which such employees were employed by the Seller or any predecessor of the Seller on or prior to the Closing Date. Within thirty (30) days of the Closing Date, the Seller shall make its contribution for the 2008 plan year to the Custom Products Corporation Money Purchase Pension Plan for the employees of the Subject Business, notwithstanding any requirement that an employee complete 1,000 hours of service during 2008, or be employed on the last day of the 2008 plan year or any other service requirement that would restrict any employee’s right to receive an employer contribution for the 2008 plan year. The Buyer shall pay bonuses for the 2008 calendar year to the employees of the Subject Business in an aggregate amount not less than fifty percent (50%) of the amount, prorated through the Closing Date, of the aggregate amount of the bonuses paid by the Seller to such employees in 2007.

6.3. Use of Tradenames. After the Closing, neither the Seller nor the Parent shall, directly or indirectly, use the name “Custom Products Corporation”, “Polyclutch”, “Polyvolt” or “Puljak” or any derivatives of any of the foregoing.

6.4. Collection of Accounts Receivable. The Seller and the Parent jointly and severally guarantee collection by the Buyer of the full face amount of the Accounts Receivable within a six (6) month period (the “A/R Collection Period”) commencing on the Closing Date. Subject to the following provisions of this Paragraph 6.4, the Seller and the Parent jointly and severally agree to pay the Buyer an amount equal to the then uncollected balance (the “Reassigned Balance”) of those Accounts Receivable (subject to any reserve reflected on the Financial Statements) which the Buyer elects to reassign (each, a “Notice of Reassignment”) to the Seller (collectively, the “Reassigned Receivables”) within five (5) days of receipt by the Seller of any Notice of Reassignment. The joint and several obligations of the Seller and the Parent under this Paragraph 6.4 are subject to the following provisions:

(a) Unless the amount of, or obligation to pay, a specific Account Receivable is disputed by the debtor named therein or if the account debtor under any Account Receivable shall direct the application of any payment to a specific outstanding account, all amounts collected by the Buyer from such debtor shall be applied in chronological order starting with the oldest receivable or installment, as the case may be, owing by such debtor.

(b) The Buyer shall deliver to the Seller, with each Notice of Reassignment, a statement setting forth the Reassigned Receivables, including the name of the debtor and the uncollected balance of each Reassigned Receivable, together with the payment history of such debtor from the Closing Date and a copy of the notification given by the Buyer pursuant to subparagraph (c), below.

(c) On or before the giving of a Notice of Reassignment, the Buyer shall provide notification to the related debtors for the Reassigned Receivables to remit all future payments, if any, directly to the Seller and, to the extent the Buyer receives payment from such debtor after the Buyer provides a Notice of Reassignment but before the Seller receives full payment of the uncollected balance of such Reassigned Receivables, the Buyer shall hold such payment in trust for the benefit of the Seller until the Seller is paid in full in accordance with the provisions of this Paragraph 6.4.

6.5. Restrictive Covenants.

(a) Non-Competition. The Seller and the Parent acknowledge and agree that at no time for a period of five (5) consecutive years immediately after the Closing Date shall either of them, directly or indirectly (including, without limitation, through an Affiliate), whether as an agent, equity holder (except as the holder of not more than five percent (5%) of the equity securities of a publicly held enterprise as long as such party does not render advice or assistance to such enterprise), employer, employee, consultant, representative, trustee, partner, proprietor or otherwise:

(i) Acquire an ownership interest in, work for, render advice or assistance to, or otherwise engage in or enter into any aspects of the business of, any Competitor;

(ii) Contact, solicit or entice, or attempt to contact, solicit or entice, any supplier, customer or independent contractor of the Subject Business from whom the Subject Business received material or services or to whom the Subject Business offered or sold products at any time during the two (2) year period immediately preceding the Closing Date, so as to cause, or attempt to cause, any of said suppliers, customers or independent contractors not to do business with the Buyer or the Subject Business or to purchase products offered or sold by the Subject Business or the Buyer from any source other than the Buyer; or

(iii) Contact, solicit or entice, or attempt to contact, solicit or entice, any individual who is currently an employee of the Subject Business, or any individual who is employed by the Buyer on or after the date hereof in connection with the Subject Business, to induce such individual to leave the employ or service of the Buyer or to accept employment elsewhere.

The restrictions set forth in subparagraphs (i) and (ii), above, shall not apply to a Person unaffiliated with the Parent as of the Closing who subsequently acquires the Parent, or who is an Affiliate of such unaffiliated Person, or who is subsequently acquired by the Parent and has a pre-existing business accounting for not more than 20% of the total revenues of such acquired entity.

(b) Nondisclosure. The Seller and the Parent acknowledge and agree that at no time for a period of ten (10) consecutive years immediately after the Closing Date shall either of them use or disclose any Confidential Information to anyone other than to employees and representatives of the Buyer, except any such Confidential Information which is required to be disclosed by the Seller or the Parent in connection with any Proceeding or pursuant to any applicable Law, and then only after the Seller or the Parent, as the case may be, has given written notice to the Buyer of the intention so to disclose such Confidential Information and has given the Buyer a reasonable opportunity to contest the need for such disclosure or request a protective order protecting the confidentiality of such information, and the Seller and the Parent shall cooperate with the Buyer in connection with any such contest or request. Notwithstanding the foregoing, the Seller and the Parent acknowledge and agree that nothing in this Agreement shall be construed to limit or supersede the common law of torts or statutory or other protection of trade secrets where such Law provides the Buyer with greater protections or protections for a longer duration than that provided in this Paragraph 6.5.

(c) Enforcement. In addition to all other legal remedies available to the Buyer for the enforcement of the covenants set forth in this Paragraph 6.5, the Seller and the Parent acknowledge and agree that the Buyer shall be entitled to temporary and/or permanent injunctive relief by any court of competent jurisdiction without the necessity of posting any bond or other security to prevent or restrain any breach or threatened breach hereof.

6.6. Termination Notices. With respect to the sales representative and employment agreements listed as items 3(a), 3(b) and 6 on Schedule 1.1(k) attached hereto (the “Subject Agreements”), within two (2) business days of the date of execution of this Agreement (or such later date requested by the Buyer), the Seller shall deliver to each of the other parties to the Subject Agreements a written notice of termination to be effective at the earliest date that is permissible under the applicable provisions of each respective Subject Agreement.

ARTICLE VII

Warranties and Representations of Buyer

7.1. Warranties and Representations. The Buyer hereby warrants and represents to the Seller and the Parent, which warranties and representations shall survive the Closing Date for the period set forth in Paragraph 7.2, below, as follows:

7.1.1. Corporate Matters; Authority. The Buyer is a corporation duly incorporated, validly existing and in active status under the laws of the State of Wisconsin. The Buyer has the corporate power and authority to carry on all business activities now conducted by the Buyer. The Buyer has the corporate power and authority to enter into this Agreement and the Buyer Ancillary Documents and to consummate the transactions contemplated hereby or thereby. The execution, delivery and performance by the Buyer of this Agreement and the Buyer Ancillary Documents have been approved by all necessary corporate action of the Buyer and are and shall constitute the valid and legally binding obligations of the Buyer, enforceable against it in accordance with their respective terms.

7.1.2. No Conflict. The execution and delivery of this Agreement and the Buyer Ancillary Documents by the Buyer do not, and the consummation of the transactions contemplated hereby or thereby and compliance with the terms hereof or thereof by the Buyer will not (a) conflict with or result in any breach or violation of (i) any provision of the Articles of Incorporation or By-Laws of the Buyer, or (ii) any Law or Order applicable to the Buyer; or (b) violate or conflict with, or result in a breach or default under, or require any consent, notice or waiver under, any Contract to which the Buyer is a party or is subject. No Governmental Approval from, or registration, declaration or filing by the Buyer with, any Governmental Body or other third Person is required to be obtained or made by the Buyer in connection with the Buyer’s execution and delivery of this Agreement and the Buyer Ancillary Documents or the consummation or performance by the Buyer of any of the transactions contemplated hereby or thereby.

7.1.3. Brokers; Agents. The Buyer has not dealt with any agent, finder, broker or other representative in any manner which could result in the Seller or the Parent being liable for any fee or commission in the nature of a finder’s or originator’s fee in connection with the subject matter of this Agreement and the Ancillary Documents.

7.2. Warranties and Representations Survive Closing. Notwithstanding any investigation by or information supplied to the Seller or the Parent, the warranties and representations of the Buyer contained in this Agreement, the schedules attached hereto, each Buyer Ancillary Document or in any writing to be furnished pursuant hereto shall be true and correct on the Closing Date and shall survive the Closing Date indefinitely.

ARTICLE VIII

Disclosure Schedule

8.1. Notice of Developments. From the date of this Agreement until the Closing Date, the Seller and the Parent will give the Buyer prompt written notice upon becoming aware of any event or circumstance that has resulted in a material breach of, or material inaccuracy in, any of the Seller’s or the Parent’s representations and warranties.

8.2. Updates to Disclosure Schedule. The Seller and the Parent shall have the right to supplement the Disclosure Schedule prior to the Closing to reflect any new events, circumstances or changes which arise after the date hereof (and which, if existing on the date hereof, would have been required to be disclosed in respect of the representations and warranties in Article V, above, in the Disclosure Schedule (each, a “New Disclosure Matter”)) by delivery to the Buyer prior to the Closing Date of one or more supplements (each, a “Disclosure Supplement”); provided, however, that if a Disclosure Supplement is delivered to the Buyer at any time during the five business day period immediately preceding the parties’ projected Closing Date, or on the parties’ projected Closing Date (but prior to the Closing), the Buyer may, in its sole discretion, notwithstanding Paragraph 11.1(c), below, choose to delay the Closing for a period of up to five business days so that the Buyer may consider fully the matter(s) disclosed in such Disclosure Supplement. The Buyer shall have the right under Article XI, below, to (i) terminate this Agreement by written notice to the Seller within five business days after receipt of a Disclosure Supplement setting forth any New Disclosure Matter that, if existing at the Closing and not disclosed pursuant to this Paragraph 8.2, would have caused any of the conditions set forth in Paragraph 4.2(a), above, to not be satisfied and such New Disclosure Matter has had or could have a Material Adverse Effect, or (ii) to consummate the transactions contemplated by this Agreement. To the extent that the Buyer elects to so consummate such transactions, the Disclosure Schedule shall be deemed amended and supplemented (including for the purposes of determining the satisfaction of the conditions set forth in Section 4.2(a)) by all information set forth in each Disclosure Supplement as if amended on the date hereof, and each of the warranties and representations of the Seller or the Parent, as the case may be, made in this Agreement shall be deemed amended and supplemented by all such information set forth in each Disclosure Supplement as if amended on the date hereof.

ARTICLE IX

Mutual Covenants

The Seller, the Parent and the Buyer each covenant and agree as follows:

9.1. Cooperation. The Seller, the Parent and the Buyer will cooperate with each other and will cause their respective officers, employees, agents, accountants, attorneys and representatives to cooperate with each other after the Closing to ensure the orderly transition of the ownership of the Subject Business from the Seller to the Buyer and to minimize any disruption to the Subject Business that might result from the transactions contemplated hereby.

9.2. Records.

(a) On the Closing Date, the Seller will deliver or cause to be delivered to the Buyer all original Records in the possession or control of the Seller or the Parent.

(b) After the Closing, upon reasonable written notice, the Seller and the Parent, on the one hand, and the Buyer, on the other hand, agree to furnish or cause to be furnished to each other and their respective representatives, employees, counsel and accountants access, during normal business hours, to such information and assistance relating to the Subject Business or the Subject Assets as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any returns, reports or forms or the defense of any Tax claim or assessment; provided, however, that such access does not unreasonably disrupt the normal operations of the Buyer.

9.3. Publicity. During the period ending ten (10) days after the Closing Date, neither party shall make any public release or announcements concerning the transactions contemplated hereby without the consent of the other party, except if required by law, including, without limitation, applicable securities laws, and with advance notice to the other party of such required disclosure proposed to be made.

9.4. Execution of Additional Documents. From time to time, as and when requested by a party hereto and at the expense of such requesting party, each party hereto will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as are necessary to consummate the transactions contemplated by this Agreement.

9.5. Risk of Loss. Risk of loss, damage or destruction to any of the Subject Assets shall be upon the Seller until 11:59 p.m. (Connecticut time) on the Closing Date and thereafter upon the Buyer.

9.6. Environmental Remediation. Following the Closing, the Seller shall, at its sole cost and expense, promptly proceed to take all steps, including, without limitation, any and all investigative and remedial measures, as are necessary to satisfy all requirements and obligations of the Property Transfer Act; provided, however, that, with respect to the initial $120,000 of costs associated with the filing fees for the Property Transfer Act form described in Paragraph 4.2(viii), above, filed by the Seller and such investigative and remedial measures (or such lesser amount as may be required), the Buyer agrees to bear one-third of such costs. For purposes of clarification, (i) the maximum amount of costs that the Buyer may incur pursuant to the preceding sentence shall be $40,000 and (ii) the costs that the Buyer may incur pursuant to the preceding sentence shall not include any costs relating to the Phase I and Phase II Environmental Reports conducted by LFR, Inc. and identified on Section 5.1.22 of the Disclosure Schedule prior to the date hereof.

ARTICLE X

Indemnification

10.1. Indemnification of Buyer. The Seller and the Parent jointly and severally agree to indemnify the Buyer and its directors, officers and employees (collectively, the “Buyer Indemnitees”) and to hold each of the Buyer Indemnitees harmless from and against any and all Losses of or against any of the Buyer Indemnitees resulting from: (i) any misrepresentation or breach of warranty or representation on the part of the Seller or the Parent in this Agreement (as each such representation or warranty would read if all qualifications as to materiality, including each reference to the defined term “Material Adverse Effect”, were deleted therefrom); (ii) any breach or nonfulfillment by the Seller or the Parent of any agreement or covenant contained in this Agreement or in any Seller Ancillary Document; (iii) any failure of the Seller or the Parent to pay and/or perform any of the Excluded Liabilities; (iv) any assessments, claims or liabilities (including interest and penalties) for any Taxes relating to, imposed upon, or assessed against any of the Subject Assets, the Subject Business, the Seller or the Parent for periods prior to and including the Closing Date; (v) any employment-related costs relating to periods prior to and including the Closing Date, including, without limitation, any and all wages, benefits, employment-related Taxes, health care costs, severance, separation and other termination-related costs; and (vi) any Environmental Claim.

10.2. Indemnification of Seller and Parent. The Buyer agrees to indemnify the Seller and the Parent and their respective directors, officers and employees (collectively, the “Seller Indemnitees”) and to hold each of them harmless from and against any and all Losses of or against any of the Seller Indemnitees resulting from: (i) any misrepresentation or breach of warranty or representation on the part of the Buyer in this Agreement; (ii) any breach or nonfulfillment by the Buyer of any agreement or covenant contained in this Agreement or in any Buyer Ancillary Document; or (iii) any failure of the Buyer to pay or perform any of the Assumed Liabilities.

10.3. Procedure Relative to Indemnification.

(a) In the event that any of the Buyer Indemnitees or the Seller Indemnitees, as the case may be, shall claim that it is entitled to be indemnified pursuant to the terms of this Article X, it (the “Claiming Party”) shall so notify the party or parties against which the claim is made (the “Indemnifying Party”) in writing (each, a “Claims Notice”) of such claim within thirty (30) days after the Claiming Party receives notice of any demand, claim or circumstance which is reasonably likely to give rise to a claim or the commencement of any Proceeding (an “Asserted Liability”) that may reasonably be expected to result in a claim for indemnification by the Claiming Party against the

Indemnifying Party, which Claims Notice shall include the deadline of any responsive filing or pleading of which the Claiming Party has actual notice; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. Each Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Losses that have been or may be suffered by the Claiming Party; provided, however, that failure to provide such reasonable detail shall not affect the indemnification provided hereunder except to the extent that such failure shall actually and materially prejudice the Indemnifying Party; and provided, further, that in no event shall the Claiming Party’s right to recover Losses from the Indemnifying Party be limited to the amount set forth or estimated in such Claims Notice. If the amount of Losses are liquidated, each Claims Notice shall so state and such amount shall be deemed the amount of the claim of the Claiming Party. If the amount of Losses are not liquidated, each Claims Notice shall so state and in such event a claim shall be deemed asserted against the Indemnifying Party on behalf of the Claiming Party, but no payment shall be made on account thereof until the amount of Losses is liquidated and the claim is finally determined.

(b) The following provisions shall apply to claims of the Claiming Party which are based upon a Proceeding filed or instituted by any third Person, including by any Governmental Body:

(i) Upon receipt of a Claims Notice involving an Asserted Liability against or sought to be collected by any such third Person, the Indemnifying Party shall notify the Claiming Party prior to the earlier of twenty (20) days after its receipt of such Claims Notice or fifteen (15) days prior to the deadline of any responsive filing or pleading required in such Proceeding (A) if the Indemnifying Party disputes the Indemnifying Party’s liability for indemnification under this Article X with respect to such Asserted Liability and whether the Indemnifying Party desires to defend against such Asserted Liability; or (B) if the Indemnifying Party does not dispute the Indemnifying Party’s liability for indemnification under this Article X with respect to such Asserted Liability and whether the Indemnifying Party desires to defend against such Asserted Liability.

(ii) If the Indemnifying Party notifies the Claiming Party, prior to the earlier of twenty (20) days after its receipt of the Claims Notice or fifteen (15) days prior to the deadline of any responsive filing or pleading required in such Proceeding, that the Indemnifying Party does not dispute the Indemnifying Party’s obligation to indemnify under this Article X and desires to defend against such Asserted Liability, then the Indemnifying Party shall assume the defense of such Asserted Liability with counsel of the Indemnifying Party’s choice (reasonably acceptable to the Claiming Party) and, after notice from the Indemnifying Party to the Claiming Party of its election to assume the defense of such Asserted Liability, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Claiming Party under this Article X for any fees of other counsel or any other expenses with respect to the defense of such Asserted Liability, in each case subsequently incurred by the Claiming Party in connection with the defense of such Asserted Liability. The Claiming Party shall cooperate, at the Indemnifying Party’s expense, in the compromise of, or defense against, such Asserted Liability and may participate in, but not control, such Asserted Liability at its own expense. If the Indemnifying Party is controlling the defense of an Asserted Liability, no compromise or settlement of such Asserted Liability may be effected without the Claiming Party’s prior written consent (which consent shall not be unreasonably withheld or delayed) unless (A) there is no finding or admission of any violation by the Claiming Party of any Law or the rights of any Person, and no effect on any other claims that may be made against the Claiming Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party. If the Indemnifying Party notifies the Claiming Party, prior to the earlier of twenty (20) days after its receipt of the Claims Notice or fifteen (15) days prior to the deadline of any responsive filing or pleading required in such Proceeding, that the Indemnifying Party does not dispute the Indemnifying Party’s obligation to indemnify under this Article X, but does not notify the Claiming Party within such period that the Indemnifying Party elects to assume the defense of such Asserted Liability, then the Claiming Party will have the right to conduct a defense of the Asserted Liability until and unless the Indemnifying Party subsequently elects to assume the defense of such Assumed Liability, and the Indemnifying Party will be bound by any determination made with respect to such Asserted Liability or any compromise or settlement effected by the Claiming Party and the Indemnifying Party will be responsible for paying all fees and expenses incurred by the Claiming Party in connection with such defense incurred up until the Indemnifying Party does in fact assume such defense.

(iii) If the Indemnifying Party notifies the Claiming Party prior to the earlier of twenty (20) days after its receipt of the Claims Notice or fifteen (15) days prior to the deadline of any responsive filing or pleading required in such Proceeding, that the Indemnifying Party disputes the Indemnifying Party’s obligation to indemnify under this Article X, or does not respond to the Claims Notice as required by Paragraph 10.3(b)(i), above, within such period, then the Claiming Party will have the right to conduct a defense of the Asserted Liability and the Indemnifying Party will be bound by any determination made with respect to such Asserted Liability or any compromise or settlement effected by the Claiming Party; provided, that the Claiming Party’s assumption of such defense shall not constitute a waiver of any right to receive indemnification against Losses under Paragraphs 10.1 or 10.2, above, as the case may be, including, without limitation, any fees and expenses relating to such defense. If the Indemnifying Party subsequently requests to assume the defense of such Asserted Liability and the Claiming Party elects to allow the Indemnifying Party to assume such defense of such Asserted Liability, such election not to be unreasonably withheld or delayed, then the Indemnifying Party shall assume the defense of such Asserted Liability in accordance with the provisions of Paragraph 10.3(b)(ii), above; provided, that (A) the Indemnifying Party shall not have the right to seek reimbursement or payment from the Claiming Party of any fees or expenses incurred, or payments made, by the Indemnifying Party in defense, settlement or satisfaction of such Asserted Liability, (B) the Indemnifying Party shall agree in writing to waive all rights and claims against the Claiming Party in connection with such Asserted Liability, (C) all rights of the Claiming Party to seek indemnification from the Indemnifying Party with respect to the Asserted Liability shall remain in full force and effect, and (D) the Indemnifying Party’s assumption of such defense shall not constitute an admission of any liability for indemnification against Losses under Paragraphs 10.1 or 10.2, above, as the case may be, with respect to such Asserted Liability.

(iv) Notwithstanding the foregoing, if the Claiming Party determines in good faith that an Asserted Liability is likely to adversely affect it or any Affiliate other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Claiming Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Asserted Liability, but the Indemnifying Party will not be bound by any determination of an Asserted Liability so defended or any compromise or settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed).

(c) Upon receipt of a Claims Notice involving an Asserted Liability that does not involve an Asserted Liability against or sought to be collected by any third Person, including any Governmental Body, then the Indemnifying Party shall have thirty (30) days from the receipt of such Claims Notice to notify the Claiming Party that the Indemnifying Party disputes such Asserted Liability. If the Indemnifying Party does not so notify the Claiming Party, then the amount of such Asserted Liability shall be deemed, conclusively, a liability of the Indemnifying Party hereunder. If the Indemnifying Party shall object in writing to such Asserted Liability as provided herein, then the Claiming Party shall have thirty (30) days to respond in a written statement to the objection of the Indemnifying Party. If after such thirty (30) day period there remains a dispute as to such Asserted Liability, then the parties shall attempt in good faith for an additional period of thirty (30) days to agree upon the rights of the respective parties with respect to such Asserted Liability. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. If the parties do not so agree, then the Claiming Party may pursue any other remedies available to it hereunder or otherwise.

10.4. Limitations on Indemnification.

(a) Subject to Paragraph 10.4(c), below, neither the Seller nor the Parent shall be required to indemnify any of the Buyer Indemnitees or make any payment with respect to any Losses arising under clause (i) of Paragraph 10.1, above, unless and until the aggregate amount of such Losses from a single claim (or series of related claims) for which indemnification is sought under such clause exceeds $5,000 and unless and until the aggregate amount of such Losses for which indemnification is sought under such clause exceeds $50,000 (the “Threshold Amount”), in which event the Buyer Indemnitees shall only be entitled to indemnification for Losses in excess of the Threshold Amount.

(b) Subject to Paragraph 10.4(c), below, neither the Seller nor the Parent shall be required to indemnify any of the Buyer Indemnitees or make any payment with respect to any Losses arising under clause (i) of Paragraph 10.1, above, in an aggregate amount in excess of fifty percent (50%) of the Purchase Price.

(c) Notwithstanding the provisions of Paragraphs 10.4(a) and (b), above, the limitations set forth in Paragraphs 10.4(a) and (b), above shall not apply with respect to any claims by any of the Buyer Indemnitees for indemnification (1) based upon clauses (ii) through (vi) of Paragraph 10.1, above, (2) based upon breach of the warranties and representations set forth in the first sentence of Paragraph 5.1.6, clause (i) of Paragraph 5.1.11(c) or Paragraphs 5.1.1, 5.1.2, 5.1.3, 5.1.4, 5.1.12 or 5.1.22, (3) based upon any failure of the Seller to fully satisfy its obligations under Paragraph 9.6, above, or (4) for fraud by the Seller or the Parent under this Agreement or any Seller Ancillary Document.

(d) No party to this Agreement shall be liable for any punitive, exemplary, consequential, special or similar damages arising out of or relating to this Agreement, except to the extent any of the Buyer Indemnitees or the Seller Indemnitees, as the case may be, suffers damages to any third Person (including any Governmental Body) in connection with a claim by such third Person, in which case such damages shall be recoverable to the extent recoverable under this Article X without giving effect to this Paragraph 10.4(d).

ARTICLE XI

Termination

11.1. Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) By the Buyer if any of the conditions set forth in Paragraph 4.2, above (and subject to the provisions of Paragraph 8.2, above), have not been satisfied as of the later of the Closing Date or the stated deadline applicable thereto or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Buyer to comply with its obligations under this Agreement) and the Buyer has not waived such condition on or before the Closing Date;

(b) By the Seller if any of the conditions set forth in Paragraph 4.3, above, have not been satisfied as of the later of the Closing Date or the stated deadline applicable thereto or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Seller or the Parent, as the case may be, to comply with such party’s obligations under this Agreement) and the Seller and the Parent have not waived such condition on or before the Closing Date;

(c) By either the Buyer or the Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before June 30, 2008 or such later date as the Seller, the Parent and the Buyer may agree upon in writing, or as may result from the Buyer electing to delay the Closing pursuant to Paragraph 8.2, above; or

(d) By mutual written consent of the Seller, the Parent and the Buyer.

11.2. Effect of Termination. If this Agreement is terminated pursuant to Paragraph 11.1, above, this Agreement shall forthwith become null and void and there shall be no liability on the part of any party hereto except as set forth in this Paragraph 11.2; provided, however:

(a) No such termination shall relieve any party hereto from liability for any breach by such party of any provision of this Agreement occurring on or prior to the date of such termination; and

(b) No such termination shall diminish, limit or affect in any way any right of any party hereto to seek any remedy available to such party at law, in equity or otherwise, in connection with any breach referred to in Paragraph 11.2(a), above.

ARTICLE XII

Definitions

“A/R Collection Period” has the meaning set forth in Paragraph 6.4, above.

“Accounts Receivable” has the meaning set forth in Paragraph 1.1(f), above.

“Affiliate” means, with reference to any Person, another Person controlled by, under the control of, or under common control with, such Person. For purposes of this definition, the term “control” shall mean the power to elect a majority of the members of the Board of Directors or other governing body of such Affiliate or the power to direct the affairs of such Affiliate, whether by reason of the ownership of voting equity, by contract or otherwise.

“Agreement” has the meaning set forth in the preface, above.

“Ancillary Documents” means, collectively, the Buyer Ancillary Documents and the Seller Ancillary Documents.

“Asserted Liability” has the meaning set forth in Paragraph 10.3(a), above.

“Assignment and Assumption Agreement” has the meaning set forth in Paragraph 4.2(d), above.

“Assumed Contracts” has the meaning set forth in Paragraph 1.1(k), above.

“Assumed Liabilities” has the meaning set forth in Article III, above.

“Buyer” has the meaning set forth in the preface, above.

“Buyer Ancillary Documents” means, collectively, the agreements, instruments and documents executed and delivered by the Buyer in connection with this Agreement.

“Buyer Indemnitees” has the meaning set forth in Paragraph 10.1, above.

“Buyer’s Bring-Down Certificate” has the meaning set forth in Paragraph 4.3(a), above.

“Capital Asset Amount” means (i) the aggregate book value of those Subject Assets constituting capital assets, plus (ii) deposits made by the Seller and included in the Subject Assets.

“Cash Purchase Price” means an amount equal to Five Million Two Hundred Fifty Thousand Dollars ($5,250,000).

“Claiming Party” has the meaning set forth in Paragraph 10.3(a), above.

“Claims Notice” has the meaning set forth in Paragraph 10.3(a), above.

“Closing” means the closing of the purchase and sale contemplated by this Agreement.

“Closing Date” has the meaning set forth in Paragraph 4.1, above.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, each as amended.

“Competitor” means any business, incorporated or otherwise, which offers or sells products anywhere in North America competitive with those offered or sold by the Subject Business during the two (2) year period immediately preceding the Closing Date or being developed by the Subject Business during the three (3) month period immediately preceding the Closing Date.

“Confidential Information” means all non-public and all proprietary information relating to the Subject Business, its customers and products, including, without limitation, each of the following: (i) all test results, specifications, know-how and all other technical information relating to the products or services of the Subject Business or any of the Subject Assets; (ii) all information and records concerning products being researched by, under development by, or being tested by the Subject Business but not yet offered for sale; (iii) all information concerning pricing policies of the Subject Business, the prices charged by the Subject Business to its customers, the volume or orders of such customers and other information concerning the transactions of the Subject Business with its customers or proposed customers; (iv) financial information concerning the Subject Business; (v) customer lists and the identity of customers of the Subject Business; (vi) information concerning the marketing programs or strategies of the Subject Business; (vii) information concerning salaries or wages paid to, the work records of and other personnel information relative to employees of the Subject Business; and (viii) all other confidential and proprietary information of the Subject Business. The term “Confidential Information” shall not include any information which: (a) at the time of disclosure is publicly available or becomes publicly available through no act or omission of the Seller or the Parent or (b) is thereafter disclosed or furnished to the Seller or the Parent by a third person which did not acquire the information under an obligation or confidentiality.

“Consents” means agreements, from each party to an Assumed Contract which by its terms prohibits assignment by the Seller, which specifically requires consent for such assignment or under which, as a result of consummation of the transactions contemplated by this Agreement, a breach or default will occur, and from each Governmental Body promulgating a Governmental Approval held by the Seller or used in connection with the Subject Business which by its terms or applicable Law prohibits transfer by the Seller, which specifically requires consent for such transfer or under which, as a result of consummation of the transactions contemplated by this Agreement, a violation, breach or default will occur, consenting to the assignment or transfer, as the case may be, to the Buyer of such Assumed Contract or Governmental Approval under the same terms and conditions as are applicable to the Seller and without amendment or modification thereto, including without any acceleration of any provision thereof.

“Contracts” means any agreement, contract, obligation, promise or undertaking (whether oral or written) that is legally binding.

“Current Asset Amount” means the aggregate book value of those Subject Assets constituting current assets, including the Inventory, the Accounts Receivable and the Prepaids.

“Disclosure Schedule” has the meaning set forth in Paragraph 5.1, above.

“Dispute Notice” has the meaning set forth in Paragraph 2.3(a), above.

“Encumbrances” means all liens, claims, encumbrances, pledges, mortgages, restrictions on transfer and other security interests whatsoever.

“Environmental Claim” means any demand, liability, responsibility, obligation, penalty, fine, claim, Proceeding or Order arising pursuant to, or in connection with (i) an actual or alleged violation of any Environmental Law related to the operation of the business or arising out of any practices or conditions originating on or before the Closing Date, (ii) the presence, release, removal, remedial, corrective or other response action in connection with Hazardous Substances on, under or emanating to or from the Leased Real Property or the Subject Assets on or before the Closing Date, (iii) the off-site disposal of any Hazardous Substances by or on behalf of Seller or in connection with the operation of the Subject Business prior to the Closing Date; or (iv) any actual or alleged damage, injury, threat, or harm to health, safety, natural resources, wildlife or the environment.

“Environmental Law” means any Law, Governmental Approval or Order pertaining to (i) health, safety, natural resources, wildlife or the environment, (ii) the U.S. Environmental Protection Agency, the Nuclear Regulatory Commission or the Connecticut Department of Environmental Protection or any similar state agency or department, or (iii) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any petroleum products or Hazardous Substances and all amendments, modifications and additions thereto, in each case as amended, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, codified at 42 U.S.C. 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986, the Solid Waste Disposal Act, codified at 42 U.S.C. 6901 et seq., as amended by the Resource

Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendment of 1984, the Toxic Substances Control Act of 1976, codified at 15 U.S.C. 2601 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, codified at 33 U.S.C. 1251 et seq., the Clean Air Act of 1966, codified at 42 U.S.C. 741 et seq., the Hazardous Materials Transportation Act, codified at 49, U.S.C. 651 et seq., the Oil Pollution Act of 1990, codified at 33 U.S.C. 2701 et seq., the Emergency Planning and Community Right-To-Know Act of 1986, codified at 42 U.S.C. 11001, et seq., the National Environmental Policy Act of 1969, codified at 42 U.S.C. 4321, et seq., the Safe Drinking Water Act of 1974, codified at 42 U.S.C. 300(f), et seq., the Atomic Energy Community Act of 1955, the Atomic Testing Liability Act, the Atomic Energy Damages Act, the Atomic Energy Omnibus Act, the Atomic/Nuclear Waste Policy Act of 1982, and the Atomic/Nuclear Waste Policy Amendments of 1987, each as amended, or any similar, implementing or successor law.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder, each as amended.

“ERISA Affiliate” has the meaning set forth in Paragraph 5.1.20(a), above.

“Excluded Assets” has the meaning set forth in Paragraph 1.2, above.

“Excluded Liabilities” has the meaning set forth in Article III, above.

“Financial Statements” means the internally prepared financial statements of the Seller attached to the Disclosure Schedule, including, without limitation, the financial statements of the Seller as of and for the fiscal periods ended June 30, 2005, June 30, 2006 and June 30, 2007, and the unaudited interim financial statements of the Seller for the fiscal period ended March 31, 2008, each as included in the financial statements of the Parent by segment.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Approval” shall mean any permit, license, license application, product registration, variance, certificate, closure, exemption, decision, directive, action or approval of a Governmental Body.

“Governmental Body” means any (i) federal, state, local, municipal, foreign or other government, (ii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal), or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or Taxing authority or power of any nature.

“Hazardous Substances” shall mean and include any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, material, pollutant or contaminant which is hazardous, toxic or otherwise harmful to health, safety, natural resources, wildlife or the environment, including, without limitation, asbestos, polychlorinated biphenyls, radon and urea formaldehyde foam, petroleum and petroleum products, hazardous waste, and raw materials which include hazardous constituents, or any other similar substances, or materials which are now, or in the future, included or defined under or regulated by any Environmental Law.

“Indemnifying Party” has the meaning set forth in Paragraph 10.3(a), above.

“Intellectual Property” has the meaning set forth in Paragraph 5.11(a), above.

“Inventory” has the meaning set forth in Paragraph 1.1(b), above.

“Law” means any constitution, statute, law, common law, ordinance, regulation or rule of any jurisdiction or any state, federal, foreign, territorial or other Governmental Body or subdivision, agency, department, commission, board, bureau or instrumentality of a Governmental Body.

“Leased Real Property” has the meaning set forth in Paragraph 5.1.9(a), above.

“Licenses” has the meaning set forth in Paragraph 5.1.11(b), above.

“Losses” means all direct damages, losses, deficiencies, actions, demands, judgments, fines, fees, costs and expenses actually paid by a party.

“Material Adverse Effect” means an event, condition, circumstance, act, omission or effect which, individually or in the aggregate with other similar events, conditions, circumstances, acts, omissions or effects, after taking into consideration the relative amount, the absolute amount and the nature of the item, would cause a reasonably prudent buyer to conclude that such effect adversely affects the financial condition, assets, liabilities, prospects, obligations or operations of the Seller, the Subject Business or the Subject Assets, taken as a whole, in a manner or amount which would be material.

“Notice of Reassignment” has the meaning set forth in Paragraph 6.4, above.

“Order” means any award, decision, decree, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any Governmental Body or by any arbitrator.

“Ordinary Course of Business” means any action taken by the Seller which (i) is consistent with the past practices of the Seller and is taken in the ordinary course of the normal day-to-day operations of the Seller, (ii) is not required to be authorized by the governing body of the Seller or the Parent, and (iii) is similar in nature and magnitude in actions customarily taken, without any authorization by the governing body of the Seller or the Parent, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as the Seller.

“Parent” has the meaning set forth in the preface, above.

“Permitted Encumbrances” has the meaning set forth in Paragraph 5.1.6, above.

“Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity.

“Plan” and “Plans” have the meanings set forth in Paragraph 5.1.20(a), above.

“Prepaids” has the meaning set forth in Paragraph 1.1(e), above.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Property Transfer Act” has the meaning set forth in Paragraph 4.2(e)(viii).

“Purchase Price” has the meaning set forth in Paragraph 2.2, above.

“Real Property Lease” means any Contract pursuant to which the Seller leases any Leased Real Property.

“Reassigned Balance” has the meaning set forth in Paragraph 6.4, above.

“Reassigned Receivables” has the meaning set forth in Paragraph 6.4, above.

“Records” has the meaning set forth in Paragraph 1.1(d), above.

“Resolving Accounting Firm” has the meaning set forth in Paragraph 2.3(a), above.

“Seller” has the meaning set forth in the preface, above.

“Seller Ancillary Documents” means, collectively, the agreements, instruments and documents executed and delivered by the Seller or the Parent in connection with this Agreement.

“Seller Indemnitees” has the meaning set forth in Paragraph 10.2, above.

“Seller’s Bring-Down Certificate” has the meaning set forth in Paragraph 4.2(a), above.

“Seller’s Knowledge” has the meaning set forth in Paragraph 5.3, above.

“Statement” has the meaning set forth in Paragraph 2.3(a), above.

“Subject Assets” has the meaning set forth in Paragraph 1.1, above.

“Subject Business” has the meaning set forth in the recitals, above.

“Subsidiaries” means, with respect to any Person, any corporation or other Person of which (or in which) fifty percent (50%) or more of (i) the outstanding capital stock or other equity interests having voting power to elect a majority of the board of directors of such corporation or Persons having a similar role as to an entity that is not a corporation, (ii) the interest in the profits of such partnership or joint venture, or (iii) the beneficial interest of such trust or estate, are, in each such instance, at directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries.

“Tax” means all federal, state, county, local, foreign and other taxes or assessments, including, without limitation, income, estimated income, business, occupation, franchise, property (real and personal), sales, employment, gross receipts, use, transfer, ad valorem, profits, license, capital, payroll, employee withholding, unemployment, excise, goods and services, severance and stamp taxes or assessments, including all interest, penalties and additions in connection therewith.

“Tax Return” means all returns, informational returns and statements required to be filed by a Person in respect of any Taxes.

“Threshold Amount” has the meaning set forth in Paragraph 10.4(a), above.

“Trade Accounts Payable Amount” means the aggregate amount of the Seller’s trade accounts payable as of the Closing Date.

“U.S.” has the meaning set forth in Paragraph 5.1.11(a), above.

ARTICLE XIII

Miscellaneous

13.1. Expenses. Except as otherwise specifically provided in this Agreement, the parties hereto shall pay their own expenses, including, without limitation, accountants’, attorneys’ and investment bankers’ fees, incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement and in no event shall any such expenses be Assumed Liabilities. In addition to fees and expenses specifically allocated to the parties in other provisions of this Agreement, the Seller and the Parent shall be jointly and severally liable for and covenant to pay and discharge when due (i) any sales, use or transfer Taxes incurred or payable in connection with the purchase and sale of the Subject Assets pursuant to this Agreement, and (ii) expenses agreed in advance that are imposed on the Seller or the Buyer related to obtaining Consents and estoppel certificates from third Persons enabling the Buyer to receive the assignment or transfer, as the case may be, of any Assumed Contracts, Governmental Approvals, or other third-party agreements related to the Subject Business or any of the Subject Assets.

13.2. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered to be given and received in all respects when hand delivered, when sent by prepaid express or courier delivery service, when sent by facsimile transmission actually received by the receiving equipment, or three (3) days after being deposited in the United States mail, certified mail, postage prepaid, return receipt requested, in each case addressed as follows, or to such other address as shall be designated by notice duly given:

IF TO BUYER:	A&A Manufacturing Co., Inc.
2300 South Calhoun Road
New Berlin, Wisconsin 53161
	Attention:	Mr. James D. O’Rourke
	Facsimile:	(262) 796-3280

With a Copy To:	Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, Wisconsin 53202
	Attention:	Mr. Charles G. Vogel
	Facsimile:	(414) 273-5198

IF TO SELLER OR PARENT:	Bolt Technology Corporation
Four Duke Place
Norwalk, Connecticut 06854
	Attention:	Raymond M. Soto
	Facsimile:	(203) 854-9601

With a Copy To:	Levett Rockwood P.C.
33 Riverside Avenue
Westport, Connecticut 06881
	Attention:	Ms. Barbara Young
	Facsimile:	(203) 226-8025

13.3. Right to Specific Performance. The parties agree that the Subject Assets and the Subject Business constitute unique property, that there is no adequate remedy at law for the damage which any of them might sustain for the failure of the others to consummate this Agreement, and, accordingly, that each of them is entitled to the remedy of specific performance to enforce such consummation.

13.4. Entire Agreement; Waiver. This Agreement, the schedules and the exhibits attached hereto and the Ancillary Documents constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and all prior agreements, correspondence, discussions and understandings of the parties (whether oral or written) are merged herein and made a part hereof, it being the express intention of the parties hereto that this Agreement, the schedules and exhibits attached hereto and the Ancillary Documents shall serve as the complete and exclusive statement of the terms of their agreement together. No amendment, waiver or modification hereto or hereunder shall be valid unless in writing and signed by an authorized signatory of the party or parties to be affected thereby.

13.5. Assignment. This Agreement and the rights and obligations of each party hereunder shall not be assignable or transferable by such party without the prior written consent of each of the other parties hereto.

13.6. Binding Effect. This Agreement shall be binding upon the parties hereto and their respective heirs, personal and legal representatives, successors and permitted assigns, as applicable.

13.7. Rules of Construction.

(a) The headings in this Agreement are for purposes of convenience and ease of reference only and shall not be construed to limit or otherwise affect the meaning of any part of this Agreement.

(b) Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, to the singular include the plural, to the part include the whole, and to the male gender shall also pertain to the female and neuter genders and vice versa.

(c) The terms “includes” and “including” are not limiting, and the term “or” has the inclusive meaning represented by the phrase “and/or”.

(d) The words “hereof”, “herein”, “hereby”, “hereto” and “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e) Paragraph, Schedule, Exhibit and clause references are to this Agreement unless otherwise specified.

13.8. Severability. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative to any extent by any court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to render it enforceable and the rights and obligations of the parties hereunder shall be construed and enforced accordingly.

13.9. Governing Law; Jurisdiction. This Agreement and all questions arising in connection herewith shall be governed by and construed in accordance with the internal laws of the State of Connecticut, without regard to any conflicts of law principles. Any dispute, claim or controversy relating to or arising under this Agreement or the dealings of the parties which cannot be resolved amicably by the parties shall be commenced and prosecuted exclusively in the state or federal courts located in New Haven, Connecticut, and each party hereto consents to the exercise of personal jurisdiction over such party by such state and federal courts.

13.10. Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts and by facsimile, all of which shall be considered but one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

13.11. Passage of Title. Legal title and equitable title with respect to the Subject Assets shall not pass to the Buyer until the Subject Assets are transferred at the Closing, which transfer, once it has occurred, will be deemed effective for tax, accounting and other computational purposes as of 11:59 p.m. (Connecticut time) on the Closing Date.

[Signatures follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

SELLER:

CUSTOM PRODUCTS CORPORATION

By:	/S/ RAYMOND M. SOTO
Print Name:	Raymond M. Soto
Title:	Chairman

PARENT:

BOLT TECHNOLOGY CORPORATION

By:	/S/ RAYMOND M. SOTO
Print Name:	Raymond M. Soto
Title:	Chairman, Chief Executive Officer and President

BUYER:

A & A MANUFACTURING CO., INC.

By:	/S/ JAMES D. O’ROURKE
Print Name:	James D. O’Rourke
Title:	President